SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

                         FRANKLIN FLOATING RATE TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                        777 MARINERS ISLAND BOULEVARD
                         SAN MATEO, CALIFORNIA 94404

Telephone Number (including area code):

                                (415) 312-2000

Name and Address of Agent for Service of Process:

                            HARMON E. BURNS, ESQ.
                        777 MARINERS ISLAND BOULEVARD
                         SAN MATEO, CALIFORNIA 94404

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        Yes    X    No

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Mateo and the State of California on the 26th day of June, 1997.

                                    FRANKLIN FLOATING RATE TRUST


                                    BY: /s/ Harmon E. Burns
                                       --------------------
                                       HARMON E. BURNS
                                       VICE PRESIDENT




ATTEST: /s/ Deborah R. Gatzek
       ------------------
       DEBORAH R. GATZEK
       SECRETARY